As filed with the Securities and Exchange Commission on July 9, 2008
Registration No. 333- 124141

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
ON
FORM S-1
TO
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

180 CONNECT INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1731 (Primary Standard Industrial Classification Code Number)	20-2650200 (I.R.S. employer identification number)
6501 E. Belleview Avenue
Englewood, Colorado 80111
(303) 395-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
David Baker
Senior Vice President
180 Connect Inc.
6501 E. Belleview Avenue
Englewood, Colorado 80111
(303) 395-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
John A. Laco, Esq.
Christine Tam, Esq.
O’Melveny & Myers LLP
400 South Hope Street
Los Angeles, CA 90071
(213) 430-6407 — Facsimile

Approximate date of commencement of proposed sale to the public: Not Applicable.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     On September 13, 2007, 180 Connect Inc. (the “Company”) filed Post-Effective Amendment No. 1 on Form S-3 to Form S-1, in order to convert such Registration Statement on Form S-1 into a Registration Statement on Form S-3 which contained an updated prospectus relating to the offering and sale of (i) units underlying the option sold to the representative of the underwriters (the “Representative”) in the Company’s initial public offering, which we refer to as our Representative’s Purchase Option, (ii) shares of common stock included as part of the Representative’s units, (iii) the warrants included in the Representative’s units, (iv) shares of common stock issuable upon exercise of warrants included in the Representative’s Units, and (v) shares of common stock issuable upon exercise of warrants (collectively, the “Registered Securities”), each of which were issued in connection with the initial public offering of the Company on the Registration Statement on Form S-1 (File No. 333-124141) and which was declared effective by the Securities and Exchange Commission on September 21, 2007.
     On April 18, 2008, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with DIRECTV Enterprises, LLC (the “Purchaser”) and DTV HSP Merger Sub, Inc., a wholly owned subsidiary of the Purchaser (“Merger Sub”). In accordance with the terms of the Merger Agreement, on July 9, 2008, the effective date of the Merger, each share of the Company’s common stock, par value $0.0001 per share, outstanding immediately prior to the Merger was cancelled and converted into the right to receive $1.80 in cash.
     Accordingly, the Company hereby files this Post-Effective Amendment No. 2 in order to remove from registration the Registered Securities that have not been and will not be issued under the Registration Statement. Upon effectiveness hereof, none of the Registered Securities remain registered under the Registration Statement for issuance.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo and State of California, on the 9th day of July 2008.

180 CONNECT INC.
By:	/s/ Keith U. Landenberger
	Name:	Keith U. Landenberger
	Title:	Senior Vice President

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

Signatures	Title	Date

/s/ Chase Carey Chase Carey	President and Chief Executive Officer	July 9, 2008
/s/ Pat Doyle Pat Doyle	Senior Vice President and Chief Financial Officer	July 9, 2008
/s/ Chase Carey Chase Carey	Director	July 9, 2008

3